(b)   Exhibit 99 - Proxy Statement

                       FIRST CENTRAL BANCSHARES, INC.
                               PROXY STATEMENT

               ANNUAL MEETING OF SHAREHOLDERS, APRIL 17, 1997

THIS PROXY STATEMENT, together with the enclosed proxy, which is first being mailed to shareholders on or about March 14, 1997, is furnished in connection with the solicitation of proxies by the Board of Directors of First Central Bancshares, Inc., a Tennessee corporation (the "Corporation"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, April 17, 1997, at 7:00 p.m. local time, in the main office of First Central Bank at 725 Highway 321 North, Lenoir City, Tennessee 37771.

                                   Voting
Shareholders of the Corporation of record at the close of business on March 10, 1997, the record date designated by the Board of Directors, will be entitled to notice of and to vote at the Annual Meeting. On that date, the Corporation had outstanding 466,755 shares of $5.00 par value per share common stock (the "Common Shares").

The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Annual Meeting is necessary in order to constitute a quorum. The election of each of the nominees to the Board of Directors of the Corporation will require the affirmative vote of a majority of the Common Shares voting at the Annual Meeting. The affirmative vote of a majority of the Common Shares voting at the Annual Meeting is required for the ratification of the selection of the independent accountants and auditors.

Each holder of the Common Shares is entitled to one vote for each Common Share held on all matters submitted before the Annual Meeting or any adjournment or adjournments thereof. Cumulative voting is not provided for in the election of directors.

Common Shares represented by properly executed proxies, unless previously revoked, will be voted in accordance with the instructions on such proxies. If no instruction is indicated on the proxy, the named holders of the proxies will vote such Common Shares in favor of all nominees named in this Proxy Statement and the ratification of the selection of independent accountants and auditors. The named holders of proxies also will use their discretion in voting the Common Shares in connection with any other business that properly may come before the Annual Meeting.

Any shareholder who sends in a proxy has the power to revoke that proxy any time prior to the exercise of the proxy by giving written notice to the Secretary of the Corporation at its executive offices located at 725 Highway 321 North, Lenoir City, Tennessee 37771. Shareholders also may revoke proxies either by a later dated proxy, if the Corporation receives such proxy prior to the exercise of the prior proxy, or by attending the Annual Meeting and voting in person.

               Information Regarding Certain Beneficial Owners
The following table sets forth certain information concerning the beneficial ownership (as defined by certain rules of the Securities and Exchange Commission) of the Common Shares by (a) directors and persons nominated to become directors of the Corporation, and (b) directors and officers of the Corporation as a group. There are no persons known to the Corporation to be the beneficial owners of more than 5% of the outstanding Common Shares of the Corporation. The information shown in this Proxy Statement, unless otherwise indicated, is based on information provided to the Corporation as of March 1, 1997.

       Amount and Nature of
     Name of Beneficial Owner     Beneficial Ownership(1)  Percent of Class(2)
(a)  Ed F. Bell                         9,894                      2.12%
     Daniel W. Cooper                   1,210                       .26%
     Barry H. Gordon                   13,127(3)(4)                2.81%
     Robert H. Grimes                   9,738(3)(5)                2.09%
     Gary Kimsey                       15,803(3)                   3.39%
     G. Bruce Martin                    6,500                      1.39%
     Willard D. Price                   9,680(3)                   2.07%
     Benny L. Shubert                   6,050(3)                   1.30%
     Peter G. Stimpson                 13,915(3)                   2.98%
     Guilford F. (Tim) Tyler, Jr.       7,326(3)(4)(5)             1.68%
     Ted L. Wampler, Jr.                8,591                      1.84%
     James W. Wilburn, III              7,986(3)(4)                1.71%

(b) Directors and officers as a       109,820                     23.53%
     group (12 persons)

(1) Includes Common Shares as to which each shareholder, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power. Unless otherwise indicated, each listed shareholder possesses sole voting and investment power With respect to all of the Common Shares shown opposite his name.
(2)  Based upon 466,755 Common Shares issued and outstanding.
(3)  Includes share held by and/or joint with spouse.
(4)  Includes shares held by the named individuals' children and/or dependents.
(5) Includes shares held by Mr. Tyler's and Mr. Grime's individual retirement accounts.

                     Election of Directors (Proposal 1)
The Board of Directors of the Corporation is divided into three classes with the three-year term of office of each class expiring in succeeding years. At the Annual Meeting the following four persons, all of whom are members of the present Board of Directors are nominees for election. Each director elected at the Annual Meeting will hold office until the annual meeting of shareholders held in 2000 or until their successors are elected and qualified.

Three-Year Term Expiring 2000
Daniel W. Cooper
G. Bruce Martin
Willard D. Price
Guilford F. (Tim) Tyler, Jr.

Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed above. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such an event should occur, the proxy will be voted with discretionary authority for a substitute or substitutes as shall be designated by the current Board of Directors.

The following table contains certain information concerning the directors of the Corporation including the nominees, which information has been furnished to the Corporation by the Individuals named:
                                                                   Year First
      Name and Positions                                            Became a
     With the Corporation    Age       Principal Occupation         Director

   Ed F. Bell                61   Banker                               1991
   President and Chief
   Executive Officer
   Daniel W. Cooper          46   President, Tellico Village           1993
   Barry Gordon              50   Veterinarian, Lenoir City Animal     1991
                                   Clinic
   Robert D. Grimes          59   Robert D. Grimes Construction Co.    1991
   Gary Kimsey               54   President, Gemtron Corp.             1991
   G. Bruce Martin           45   Agent, State Farm Insurance Co.      1991
   Willard D. Price          50   Banker                               1991
   Executive Vice
   President and Cashier
   Benny Shubert             63   Owner, Shubert Motors                1991
   Dr. Peter Stimpson        48   Physician                            1991
   Guilford F. (Tim)         49   Banker                               1991
   Tyler, Jr.
   Senior Vice President
   Ted Wampler               38   President, Wampler's Farm Sausage    1991
                                   Co.
   James Wilburn, III        46   President, Wilburn Hardware          1991

                   Description of the Board and Committees
The Board holds monthly meetings and special meetings as called. Each director receives $500 for each meeting of the Board of Directors attended and receives no compensation for committee meetings attended. During the fiscal year ended December 31, 1996, the Board of Directors held 13 meetings. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and committees of the Board on which they served. The Board of Directors has three (3) standing committees consisting of the Executive, Audit, and Investment Committees. The Board of Directors does not have a nominating or compensation committee.

The Executive Committee is composed of Messrs. Bell, Gordon, Grimes, Kimsey, Price, and Wilburn. The Executive Committee reviews corporate activities, loan requests, makes recommendations to the Board on policy matters and makes executive decisions on matters that do not require a meeting of the Full Board of Directors. The Executive Committee met 23 times in 1996.

The Audit Committee, composed of Messrs. Martin, Cooper, and Kimsey, reviews annual and interim reports of independent auditors and provides the recommendation of independent auditors. The Audit Committee met 2 times during 1996.

The Investment Committee is composed of Messrs. Price, Wampler, Shubert, Stimpson and Tyler. The Investment Committee reviews and directs the investment portfolio of the Bank. The Investment Committee held 3 meetings in 1996.

              COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

                         Summary Compensation Table
The following table sets forth the aggregate compensation paid by the Corporation and its subsidiaries to the President of the Corporation and the four most highly compensated executive officers of the Corporation or its subsidiaries, for services rendered in all capacities during the fiscal years ended December 31, 1996, 1995 and 1994. No executive officer compensation exceeded $100,000 during such years.

                             Annual Compensation

                                    Year    Salary    Bonus   Other Annual
    Name and Principal Position     ($)      ($)       ($)         ($)
   Ed F. Bell President and CEO     1996    67,000    6,527      24,172
                                    1995    60,000    5,886       4,800
                                    1994    60,000    1,000       3.900

                      Certain and Related Transactions
Some directors and officers of First Central Bank, the principal banking subsidiary of the Corporation ("the Bank") at present, as in the past, are customers of the Bank and have had and expect to have loan transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans were made in ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectibility or present other unfavorable features.

The following directors were indebted to the Bank as of December 31, 1996 as follows: Martin: $99,714; Grimes: $85,244; Shubert: $482,963*; Stimpson:
$417,250. No other director or executive officer (or their affiliate) was indebted $60,000 or more to the bank.

         * Direct liability: $348,338; Indirect liability: $134,625

The Bank entered into a construction agreement with Robert Grimes Construction, Inc., of which Robert D. Grimes is sole owner, to remodel the Bank's Loudon office. For the Loudon office, Grimes' fee amounted to approximately $34,000 according to the contract which was cost of construction plus 10%. The project was completed in August.

           Approval of Independent Public Accountants (Proposal 2)
The Board of Directors of the Bank has selected Pugh and Company, P.C., CPAs as its independent public accountants for 1997. Pugh and Company, P.C., CPAs were also employed by the Bank in this capacity in 1996. A representative from Pugh and Company, P.C.,CPAs is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so. The representative is also expected to be available to respond to appropriate questions.

                          Expenses of Solicitation
The Corporation will pay the total expense of preparing, assembling, printing, and mailing proxies and proxy solicitation materials. It may be that, following the original solicitation, some further solicitation will be made by officers and directors of the Corporation, who will not receive additional compensation for such activities.

                            Shareholder Proposals
Shareholders' proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Corporation at its executive offices on or before December 31, 1997 to be included in the proxy statement and form of proxy relating to that meeting.

                                Other Matters
At the time of preparation of this Proxy Statement, the Board of Directors of the Corporation has not been informed and is not aware of any matters to be presented for action at the Annual Meeting other than the matters listed in the notice of meeting included with this Proxy Statement. If any other matters should come before the Annual Meeting, or any adjournment thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters according to their best judgment.

                 Availability of Annual Report on Form 10-K
A copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedule thereto, which is filed with the Securities and Exchange Commission, is available without charge to each shareholder of record upon written request to First Central Bancshares, inc., Attn: Willard D. Price, Chief Financial Officer, 725 Hwy. 325 North, Lenoir City, Tennessee 37771. Each such written request must set forth a good faith representation that as of the record date, March 10, 1997 the person making the request was a beneficial owner of Common Shares entitled to vote at the Annual Meeting. Exhibits to the Form 10-K will also be supplied upon the written request to the Chief Financial Officer and payment to the Corporation of its cost of furnishing the requested exhibits. The copy of the Form 10-K furnished without charge to the requesting shareholder will be accompanied by a list briefly describing all of the exhibits and indicating the cost of furnishing the exhibits.



                                    BY THE ORDER OF THE BOARD OF DIRECTORS



                                    Ed F. Bell, President and CEO
                                    March 14, 1997